First Foundation Inc. (NYSE: FFWM) January 25, 2024

Exhibit 99.1

FIRST FOUNDATION INC. REPORTS FOURTH QUARTER AND FULL YEAR 2023 RESULTS

●	Net income of $2.5 million for the quarter or earnings per share of $0.045 for the quarter (basic and diluted).
●	Loan to deposit ratio of 95.2% as of December 31, 2023.
●	Tangible book value per share of $16.30.

4Q23 Key Financial Data	Highlights

Profitability Metrics	4Q23	3Q23	4Q22
Return on average assets (%)	0.08	0.07	0.55
Adjusted return on average assets (%)(a)	0.09	0.08	0.63
Return on average common equity (%)	1.1	1.0	6.2
Return on average tangible common equity (%)(a)	1.2	1.2	8.8
Net interest margin (%)	1.36	1.66	2.45
Efficiency ratio (%)(a)	98.5	99.7	70.9

Income Statement (b)	4Q23	3Q23	4Q22
Net interest income	$ 42,493	$ 52,073	$ 74,719
Noninterest income	$ 13,876	$ 11,698	$ 7,223
Net income attributable to common shareholders	$ 2,548	$ 2,180	$ 17,354
Adjusted net income attributable to common shareholders(a)	$ 2,828	$ 2,643	$ 19,892
Earnings per share	$ 0.05	$ 0.04	$ 0.31
Adjusted earnings per share (basic and diluted) (a)	$ 0.05	$ 0.05	$ 0.35

Balance Sheet (b)	4Q23	3Q23	4Q22
Total loans	$ 10,177,802	$ 10,283,353	$ 10,726,193
Total deposits	$ 10,688,932	$ 10,812,194	$ 10,362,612
Net charge-off ratio	0.02%	0.01%	0.01%
Tangible book value per share(a)	$ 16.30	$ 16.19	$ 16.20
Total risk-based capital ratio	12.27%	11.89%	11.29%

●
Loan to deposit ratio of 95.2% as of December 31, 2023
●
Insured and collateralized deposits represent approximately 87% of total deposits.
●
Maintained strong liquidity position ($4.0 billion):
-
$1.3 billion in cash & cash equivalents on balance sheet as of December 31, 2023.
-
Available credit facilities of $2.0 billion with the Federal Home Loan Bank and $402 million with the Federal Reserve Bank’s discount window as of December 31, 2023.
-
$145 million available in uncommitted credit lines as of December 31, 2023.
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Market value of unpledged securities of $142 million as of December 31, 2023.
-
Liquidity to uninsured and uncollateralized deposits ratio of 3.0x

●
Pre-tax, pre-provision net revenue of $477 thousand for the quarter.
●
Noninterest expense decreased to $55.9 million compared to $64.2 million in the prior quarter.
●
All risk-based capital ratios increased from Q3 2023, with Total Risk-Based Capital increasing to 12.27% from 11.89%.
●
Nonperforming assets to total assets of 0.15%, compared to 0.13% a year ago.

(a) Non-GAAP measure. See “Non-GAAP Financial Measures” below (b) Dollars in thousands, except per share data and ratios

DALLAS, TX – First Foundation Inc. (NYSE: FFWM, a financial services company with two wholly-owned operating subsidiaries, First Foundation Advisors (“FFA”) and First Foundation Bank (“FFB”), reported net income of $2.5 million, or $0.045 per share (basic and diluted) for the quarter.  Additionally, we announced today that our Board of Directors has approved the payment of a quarterly cash dividend of $0.01 per common share payable on February 15, 2024, to common shareholders of record as of February 5, 2024.

Scott F. Kavanaugh President & CEO

“I am extremely proud of the performance of our entire team throughout a difficult 2023,” said Scott F. Kavanaugh, President and CEO of First Foundation, Inc.  “Despite the challenges faced by our industry, we have consistently demonstrated our ability to navigate through turbulent times while maintaining a steady growth trajectory.  As I look forward, I am optimistic that our earnings and capital ratios will continue to increase in 2024, as we stay focused on controlling costs and optimizing operations.”

Jamie Britton CFO

“We are pleased to report another successful quarter to cap a challenging year,” said Jamie Britton, Chief Financial Officer.  “Though net income of $2.5 million represents a modest increase over the third quarter’s results, we remain focused on the year ahead and the drivers of long-term value, including prudent underwriting, thoughtful expense management, and how best to invest in our clients’ and communities’ ongoing success.  The economic outlook is positive but uncertain, so we will continue strengthening our balance sheet, but we are optimistic about First Foundation’s building momentum into the new year.”

Investor contact: Jamie Britton, jbritton@ff-inc.com | 949-476-0300

FIRST FOUNDATION INC. FOURTH QUARTER 2023 RESULTS

l

4Q23 Highlights
Financial Results:
●
Pre-tax, pre-provision net revenue (loss) totaled $0.5 million in the fourth quarter compared to ($0.4) million in the prior quarter.
●
The allowance for credit losses on loans totaled $29.2 million, unchanged from the prior quarter.  The ratio of allowance for credit losses to total loans held for investment was 0.29% for the quarter, comparable to the prior quarter’s ratio of 0.28%.
●
Nonperforming assets (“NPAs”) to total assets were 0.15%, compared to 0.10% from the prior quarter and 0.13% from the fourth quarter of 2022.
●
Cash and cash equivalents totaled $1.3 billion, representing 10% of total assets.
●
$2.4 billion in combined available credit facilities from the Federal Home Loan Bank and the Federal Reserve Bank’s discount window.  Additional $145 million available in uncommitted credit lines.
●
Loan to deposit (“LTD”) ratio of 95.2% as of December 31 2023, compared to 95.1% as of September 30, 2023.
●
Total tangible shareholders’ equity of $920.4 million and tangible book value of $16.30 per share (non-GAAP measures).
●
$71.5 million (tax-effected) in combined unrealized/unrecognized losses on our combined investment securities portfolio (available-for-sale and held-to-maturity portfolios), a reduction of $22.5 million from the prior quarter.
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Deposits totaled $10.7 billion, compared to $10.8 billion in the prior quarter.
●
Net interest margin (“NIM”) was 1.36% for the quarter, down from 1.66% in the prior quarter, reflecting higher deposit costs.

Other Activity:
●
Noninterest income as a percentage of total revenue was 25% for the quarter compared to 18% for the prior quarter.
●
Noninterest expense totaled $55.9 million in the quarter compared to $64.2 million in the prior quarter.  The decrease was largely attributable to decreases in customer service costs and compensation and benefit costs.
●
Cost of deposits was 3.41%, up from 3.03% in the prior quarter.
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Assets totaled $13.3 billion at December 31, 2023 compared to $13.1 billion at September 30, 2023.
●
Assets under management (“AUM”) at FFA ended the quarter at $5.2 billion, while trust assets under advisement (“AUA”) at FFB were $1.3 billion.

Spotlight
First Foundation Advisors Recognized as a Top Registered Advisory Firm by Barron’s	First Foundation Advisors Named to CNBC FA100 List

First Foundation Advisors made Barron’s list of the top 100 registered investment advisory firms.  The annual list evaluates financial advisors based on a proprietary set of criteria, including type of assets under management, growth of advisors’ practice, client retention, and quantitative factors such as the advisors’ experience, their advanced degrees, industry designations, philanthropic efforts, and other metrics.

First Foundation Advisors was recognized as one of 2023’s top registered investment advisory firms on the CNBC FA100 list.  First Foundation Advisors ranked seventeenth on the national list and marks the second consecutive year that it has been recognized on the list.  The rankings were based on a number of factors, including total assets under management, years in business, and accounts managed.

Please Note: Limitations. Neither rankings nor recognitions by unaffiliated rating services, publications, media, or other organizations, nor the achievement of any professional designation, certification, degree or license, membership in any professional organization, or any amount of prior experience or success, should be construed by a client or prospective client as a guarantee that the client will experience a certain level of results if the firm is engaged, or continues to be engaged, to provide investment advisory services. A fee was not paid by the firm to receive the ranking. The ranking is based upon specific criteria and methodology (see ranking criteria/methodology). No ranking or recognition should be construed as an endorsement by any past or current client of the firm.

FIRST FOUNDATION INC. FOURTH QUARTER 2023 RESULTS

Details

Loans

Loan balances decreased to $10.2 billion as of December 31, 2023 compared to $10.3 billion and $10.7 billion as of September 30, 2023 and December 31, 2022, respectively.  Loan fundings totaled $339 million, offset by loan payments and payoffs of $444 million, in the quarter.  Loan fundings totaled $1.5 billion, offset by loan payments and payoffs of $2.1 billion, for the year ended December 31, 2023.  Commercial and industrial (“C&I”) loans accounted for 91% of total fundings for the quarter, and 90% of total fundings for the twelve months ended December 31, 2023.  C&I loans consist primarily of commercial revolving lines of credit and term loans.

Loan portfolio average yield was 4.70% in the fourth quarter of 2023 compared to 4.73% in the prior quarter and 4.34% in the fourth quarter of 2022.  Average yields on new loan fundings were 8.47% in the fourth quarter of 2023 compared to 8.35% in the prior quarter and 5.72% in the fourth quarter of 2022.

Investment Securities

Investment securities were $1.5 billion as of December 31, 2023, compared to $1.6 billion as of September 30, 2023, and $1.1 billion as of December 31, 2022.  During the quarter, $175 million in GNMA mortgage-backed securities were sold, resulting in a net gain on sale of securities available-for-sale of $2.3 million.

The allowance for credit losses for investments was $8.2 million for the fourth quarter of 2023, compared to $8.5 million for the prior quarter and $11.4 million for the fourth quarter of 2022.  Unrealized losses (tax-effected) on the available-for-sale portfolio decreased to $15.2 million as of December 31, 2023, compared to $18.8 million as of September 30, 2023.  Unrecognized losses (tax-effected) on the held-to-maturity portfolio decreased to $56.3 million as of December 31, 2023, compared to $75.2 million as of September 30, 2023.  Combined unrealized losses (tax-effected) on the available-for-sale and held-to-maturity portfolios decreased to $71.5 million, or 4.76% of the combined portfolios as of December 31, 2023, compared to $94.0 million or 5.76% of the combined portfolios as of September 30, 2023.

Investment securities portfolio average yield increased to 3.84% in the fourth quarter of 2023 compared to 3.24% in the prior quarter and 2.38% in the fourth quarter of 2022.

Deposits and Borrowings

Deposits were $10.7 billion as of December 31, 2023, compared to $10.8 billion and $10.4 billion as of September 30, 2023, and December 31, 2022, respectively.  Noninterest-bearing demand deposits accounted for 14% of total deposits as of December 31, 2023, compared to 22% and 26% as of September 30, 2023 and December 31, 2022, respectively.  Certificates of deposit accounted for 29% of total deposits as of December 31, 2023, compared to  28% and 18% as of September 30, 2023 and December 31, 2022, respectively.  Core deposits accounted for 60% of total deposits as of December 31, 2023, compared to 68% and 87% as of September 30, 2023 and December 31, 2022, respectively.  Brokered deposits accounted for 40% of total deposits as of December 31, 2023, compared to 32% and 13% as of September 30, 2023 and December 31, 2022, respectively.

Cost of deposits increased to 3.41% for the fourth quarter of 2023 compared to 3.03% for the prior quarter and 1.47% for the fourth quarter of 2022.

Insured and collateralized deposits accounted for approximately 87% of total deposits as of December 31, 2023, unchanged from the prior quarter.

FIRST FOUNDATION INC. FOURTH QUARTER 2023 RESULTS

Our loan to deposit ratio measured 95.2% as of December 31, 2023, compared to 95.1% and 103.5% as of September 30, 2023 and December 31, 2022, respectively.

Borrowings were $1.4 billion as of December 31, 2023, compared to $984 million and $1.2 billion as of September 30, 2023, and December 31, 2022, respectively.  Average borrowings outstanding for the quarter ended December 31, 2023, were $1.1 billion compared to $587 million for the prior quarter.  The increased average borrowings from the prior quarter were used to enhance on-balance sheet liquidity, as cash and cash equivalents as a percentage of total assets increased to 10% as of December 31, 2023 from 6.3% as of September 30, 2023.

As of December 31, 2023, our unused borrowing capacity was $2.6 billion, which consists of available lines of credit with FHLB and other correspondent banks as well as access to the Federal Reserve Bank’s discount window.

Private Wealth Management and Trust Assets

AUM was $5.2 billion as of December 31, 2023, compared to $5.0 billion and $5.0 billion as of September 30, 2023 and December 31, 2022, respectively.  The net change in AUM balance of $0.2 billion from the prior quarter is comprised of the following:  $51 million of new accounts; $193 million of net withdrawals; and $369 million of performance gains.  AUA at FFB’s Trust Department was $1.3 billion as of December 31, 2023, compared to $1.2 billion as of September 30, 2023 and $1.3 billion as of December 31, 2022.

Net Interest Income and Net Interest Margin

Net interest income was $42.5 million for the fourth quarter of 2023, compared to $52.1 million for the prior quarter and $74.7 million for the fourth quarter of 2022.  Interest income totaled $146.6 million for the fourth quarter of 2023 compared to $144.8 million for the prior quarter and $126.0 million for the fourth quarter of 2022.   The slight increase in interest income compared to the prior quarter was due to a slight increase in the average interest-earning asset balances as well as a slight increase in the average yields earned on such balances.  Average interest-earning asset balances totaled $12.7 billion for the fourth quarter of 2023, compared to $12.6 billion for the prior quarter and $12.2 billion for the fourth quarter of 2022.  Yields on interest-earning assets averaged 4.62% for the fourth quarter of 2023, compared to 4.56% for the prior quarter and 4.12% for the fourth quarter of 2022.

Interest expense was $104.1 million for the fourth quarter of 2023, compared to $92.7 million for the prior quarter and $51.3 million for the fourth quarter of 2022.  The increase in interest expense compared to the prior quarter was due to an increase in average interest-bearing liability balances as well as an increase in the average rates paid on such balances.  Average interest-bearing liability balances, consisting of interest-bearing deposits, borrowings, and subordinated debt, totaled $9.9 billion for the fourth quarter of 2023, compared to $9.2 billion for the prior quarter and $8.1 billion for the fourth quarter of 2022.  Rates on interest-bearing liability balances averaged 4.19% for the fourth quarter of 2023, compared to 4.01% for the prior quarter and 2.52% for the fourth quarter of 2022.  Rates on interest-bearing deposits averaged 4.21% for the fourth quarter of 2023, compared to 4.00% for the prior quarter and 2.22% for the fourth quarter of 2022.  Rates on borrowings averaged 4.07% for the fourth quarter of 2023, compared to 4.16% for the prior quarter and 3.78% for the fourth quarter of 2022.

The 0.06% increase in average yield earned on interest-earning assets was offset by a 0.18% increase in average rate paid on interest-bearing liability balances, contributing to a contraction in net interest margin (“NIM”) for the quarter ended December 31, 2023.  NIM was 1.36% for the fourth quarter of 2023 compared to 1.66% for the prior quarter and 2.45% for the fourth quarter of 2022.

FIRST FOUNDATION INC. FOURTH QUARTER 2023 RESULTS

Noninterest Income

Noninterest income was $13.9 million in the fourth quarter of 2023, compared to $11.7 million in the prior quarter and $7.2 million in the fourth quarter of 2022.

Noninterest income during the fourth quarter of 2023 was comprised of $6.8 million in investment advisory fees from Wealth Management, $2.3 million in gains on the sale of investment securities available-for-sale, $1.8 million in trust administrative and consulting fees, $1.8 million in loan and servicing fees, $0.5 million of deposit account fees and other income of $0.7 million.

Noninterest Expense

Noninterest expense was $55.9 million in the fourth quarter of 2023, compared to $64.2 million in the prior quarter and $59.8 million in the fourth quarter of 2022.

Compensation and benefits were $18.4 million in the fourth quarter of 2023, compared to $19.6 million in the prior quarter and $23.2 million in the fourth quarter of 2022.  Compensation and benefits expense decreased due to continued efforts to maximize efficiency and contain costs.  Average FTEs totaled 573 in the fourth quarter of 2023, compared to 576 in the prior quarter and 728 in the fourth quarter of 2022.

Customer service costs were $16.4 million in the fourth quarter of 2023, compared to $24.7 million in the prior quarter and $18.2 million in the fourth quarter of 2022.  The decrease in customer service costs was due to a decrease in depository account balances receiving earnings credit on such accounts as well as a decrease in the rates paid on such accounts.

Our efficiency ratio (non-GAAP) for the fourth quarter of 2023 was 98.5%, compared to 99.7% for the prior quarter, and 70.9% for the fourth quarter of 2022.  The efficiency ratio is a measure of noninterest expense to revenue (net interest income plus noninterest income) on an adjusted basis.

Income Tax Expense

We recorded income tax benefit of $2.3 million in the fourth quarter of 2023, compared to $0.6 million in the prior quarter and income tax expense of $3.6 million in the fourth quarter of 2022.  The total year-to-date tax benefit was $1.0 million, compared to tax expense of $39.3 million for the prior year. Our annual effective tax rates for 2023 and 2022 were 0.50% and 26.2%, respectively.  The decrease in the effective tax rate was predominately due to the decrease in pretax income, largely due to the goodwill impairment charge of $215.3 million recognized in the second quarter of 2023, which is not deductible for tax purposes, as well as an increase in tax-exempt interest income and a decrease in the state tax rate.

Asset Quality

Total nonperforming assets were $20.2 million as of December 31, 2023, compared to $13.3 million and $16.5 million as of September 30, 2023 and December 31, 2022, respectively.  Our ratio of nonperforming assets to total assets was 0.15% as of December 31, 2023, compared to 0.10% and 0.13% as of September 30, 2023 and December 31, 2022, respectively. Total delinquent and nonaccrual loans were $42.5 million or 0.42% of total loans as of December 31, 2023, compared to $38.2 million or 0.37% of total loans as of September 30, 2023, and $31.1 million or 0.29% of total loans as of December 31, 2022.

Our allowance for credit losses for loans was $29.2 million, or 0.29% of total loans held for investment as of December 31, 2023, compared to $29.2 million, or 0.28% of total loans held for investment as of September 30, 2023, and $33.7 million, or 0.31% of total loans held for investment as of December 31, 2022.  Net charge-offs were

FIRST FOUNDATION INC. FOURTH QUARTER 2023 RESULTS

$0.6 million or 0.02% of average loan balances for the quarter ended December 31, 2023, compared to net charge-offs of $0.4 million or 0.01% of average loan balances for the quarter ended September 30, 2023, and net charge-offs of $0.3 million or 0.01% of average loan balances for the quarter ended December 31, 2022.

The ratio of the allowance for credit losses for loans to total past due and nonaccrual loans was 68.7% as of December 31, 2023, compared to 76.5% and 108.5% as of September 30, 2023, and December 31, 2022, respectively.

Capital

As of December 31, 2023, First Foundation Inc. exceeded all Basel III minimum regulatory capital requirements necessary to be considered a well-capitalized depository institution, as summarized in the table below:

	As of			Well-Capitalized
	December 31,	September 30,	December 31,	Regulatory
(unaudited)	2023	2023	2022	Requirements
Tier 1 leverage ratio	7.20%	7.18%	7.44%	5.00%
Common Equity Tier 1 ratio	10.02%	9.70%	9.18%	6.50%
Tier 1 risk-based capital ratio	10.02%	9.70%	9.18%	8.00%
Total risk-based capital ratio	12.27%	11.89%	11.29%	10.00%
Tangible common equity to tangible assets ratio [2]	6.91%	7.00%	7.13%	N/A %

(1)	Regulatory capital ratios are preliminary and subject to change until filing of our December 31, 2023 Call Report
(2)	Tangible common equity to tangible assets ratio is a non-GAAP financial measure. See disclosures regarding “Use of Non-GAAP Financial Measures” included as a separate section in this report

Shareholders' equity totaled $925 million as of December 31, 2023, compared to $919 million and $1.1 billion as of September 30, 2023, and December 31, 2022, respectively.  The change from the prior quarter consists primarily of net income of $2.5 million for the quarter and a net gain in accumulated other comprehensive income (“AOCI”) of $3.6 million for the quarter offset by dividends of $0.6 million paid during the quarter.  Our tangible book value per common share was $16.30 as of December 31, 2023, compared to $16.19 as of September 30, 2023, and $16.20 as of December 31, 2022.

FIRST FOUNDATION INC. FOURTH QUARTER 2023 RESULTS

Earnings Call Info

First Foundation Inc. will host a conference call at 8:00 a.m. PT / 11:00 a.m. ET on Thursday, January 25, 2024 to discuss its financial results. Analysts, investors, and the general public may participate in the question-and-answer session. The call will be broadcast live over the Internet and can be accessed by visiting First Foundation’s website and clicking on “Investor Relations” and “Events & Presentations” https://investor.ff-inc.com/events-and-presentations/default.aspx.  For those wishing to participate in the question-and-answer session, the conference call can be accessed by telephone at the following dial-in number:  Toll-Free at (888) 330-3416 using conference ID 9332924.  It is recommended that participants dial into the conference call approximately ten minutes prior to the call. For those who are unable to participate during the live call, an archive of the call will be available for replay.

About First Foundation

First Foundation Inc. (NYSE: FFWM) and its subsidiaries offer personal banking, business banking, and private wealth management services, including investment, trust, insurance, and philanthropy services. This comprehensive platform of financial services is designed to help each client at any stage in their financial journey. The broad range of financial products and services offered by First Foundation are more consistent with those offered by larger financial institutions, while its high level of personalized service, accessibility, and responsiveness to clients is more aligned with those of community banks and boutique wealth management firms. This combination of an integrated platform of comprehensive financial products and personalized service differentiates First Foundation from many of its competitors and has contributed to the growth of its client base and business. Learn more at firstfoundationinc.com, or connect with us on LinkedIn and Twitter.

Forward-Looking Statements

This report includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, including forward-looking statements regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets. Forward-looking statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," "outlook," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." The forward-looking statements in this report are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this report and could cause us to make changes to our future plans. Those risks and uncertainties include, but are not limited to, the risk of incurring credit losses, which is an inherent risk of the banking business; the quality and quantity of our deposits; adverse developments in the financial services industry generally such as bank failures and any related impact on depositor behavior or investor sentiment; risks related to the sufficiency of liquidity; risk that we will not be able to maintain growth at historic rates or at all; the risk that we will not be able to access the securitization market on favorable terms or at all; changes in general economic conditions, either nationally or locally in the areas in which we conduct or will conduct our business; risks associated with changes in interest rates, which could adversely affect our interest income, interest rate margins, and the value of our interest-earning assets, and therefore, our future operating results; the risk that the performance of our investment management business or of the equity and bond markets could lead clients to move their funds from or close their investment accounts with us, which would reduce our assets under management and adversely affect our operating results; negative impacts of news or analyst reports about us or the financial services industry; the impacts of inflation on us and our customers; results of examinations by regulatory authorities and the possibility that such regulatory authorities may, among other things, limit our business activities or our ability to pay dividends, or impose fines, penalties or sanctions; the risk that we may be unable or that our board of directors may determine that it is inadvisable to pay future dividends at historic levels

FIRST FOUNDATION INC. FOURTH QUARTER 2023 RESULTS

or at all; risks associated with changes in income tax laws and regulations; and risks associated with seeking new client relationships and maintaining existing client relationships.

Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as amended, and other documents we file with the SEC from time to time. We urge readers of this report to review those reports and other documents we file with the SEC from time to time. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this report, which speak only as of today's date, or to make predictions based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this report or in the above-referenced reports, whether as a result of new information, future events or otherwise, except as may be required by law or NYSE rules.

Contact
Investors
Jamie Britton EVP, Chief Financial Officer 949-476-0300 jbritton@ff-inc.com

FIRST FOUNDATION INC. FOURTH QUARTER 2023 RESULTS

CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands, except share and per share amounts)	December 31,	September 30,	December 31,
	2023	2023	2022
ASSETS

Cash and cash equivalents	$1,326,629	$818,501	$656,494

Securities available-for-sale ("AFS")	711,446	830,191	237,597
Securities held-to-maturity ("HTM")	789,578	800,742	862,544
Allowance for credit losses - investments	(8,220)	(8,490)	(11,439)
Net securities	1,492,804	1,622,443	1,088,702

Loans held for investment	10,177,802	10,283,353	10,726,193
Allowance for credit losses - loans	(29,205)	(29,195)	(33,731)
Net loans	10,148,597	10,254,158	10,692,462

Accrued interest receivable	54,163	51,303	51,359
Investment in FHLB stock	24,613	24,610	25,358
Deferred taxes	29,142	32,790	24,198
Premises and equipment, net	39,925	39,203	36,140
Real estate owned ("REO")	8,381	6,210	6,210
Goodwill	-	-	215,252
Core deposit intangibles	4,948	5,337	6,583
Other assets	198,046	197,009	211,421
Total Assets	$13,327,248	$13,051,564	$13,014,179

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Deposits	$10,688,932	$10,812,194	$10,362,612
Borrowings	1,409,056	984,289	1,196,601
Subordinated debt	173,397	173,382	173,335
Accounts payable and other liabilities	130,520	162,492	147,253
Total Liabilities	12,401,905	12,132,357	11,879,801

Shareholders’ Equity:
Common Stock	56	56	56
Additional paid-in-capital	720,899	720,356	719,606
Retained earnings	218,575	216,591	426,659
Accumulated other comprehensive loss	(14,187)	(17,796)	(11,943)
Total Shareholders’ Equity	925,343	919,207	1,134,378
Total Liabilities and Shareholders’ Equity	$13,327,248	$13,051,564	$13,014,179

FIRST FOUNDATION INC. FOURTH QUARTER 2023 RESULTS

CONSOLIDATED INCOME STATEMENTS

(unaudited)

	For the Quarter Ended			For the Year Ended
(in thousands, except share and	December 31,	September 30,	December 31,	December 31,
per share amounts)	2023	2023	2022	2023	2022
Interest income:
Loans	$120,241	$124,363	$115,041	$488,718	$370,078
Securities	15,649	10,600	6,678	39,912	26,411
Cash, FHLB Stock, and Fed Funds	10,708	9,802	4,298	45,061	7,389
Total interest income	146,598	144,765	126,017	573,691	403,878

Interest expense:
Deposits	90,874	84,814	36,552	310,760	61,845
Borrowings	11,511	6,158	13,070	53,791	16,951
Subordinated debt	1,720	1,720	1,676	6,835	6,392
Total interest expense	104,105	92,692	51,298	371,386	85,188

Net interest income	42,493	52,073	74,719	202,305	318,690

Provision (reversal) for credit losses	229	(2,015)	1,173	(482)	532

Net interest income after provision for credit losses	42,264	54,088	73,546	202,787	318,158

Noninterest income:
Asset management, consulting and other fees	8,648	8,812	9,722	35,272	38,787
Gain on sale of securities available-for-sale	2,304	-	-	2,304	-
Other income	2,924	2,886	(2,499)	11,775	9,447
Total noninterest income	13,876	11,698	7,223	49,351	48,234

Noninterest expense:
Compensation and benefits	18,353	19,632	23,236	84,297	110,222
Occupancy and depreciation	9,478	9,253	9,261	36,809	36,236
Professional services and marketing costs	3,499	3,748	4,174	15,184	13,660
Customer service costs	16,404	24,683	18,219	76,806	38,178
Goodwill impairment	-	-	-	215,252	-
Other expenses	8,158	6,890	4,934	23,854	18,293
Total noninterest expense	55,892	64,206	59,824	452,202	216,589

Income (loss) before income taxes	248	1,580	20,945	(200,064)	149,803
Income tax (benefit) expense	(2,300)	(600)	3,591	(1,000)	39,291
Net income (loss)	$2,548	$2,180	$17,354	$(199,064)	$110,512

Net income (loss) per share:
Basic	$0.05	$0.04	$0.31	$(3.53)	$1.96
Diluted	$0.05	$0.04	$0.31	$(3.53)	$1.96
Shares used in computation:
Basic	56,452,327	56,443,539	56,366,499	56,426,093	56,422,450
Diluted	56,477,589	56,449,720	56,433,461	56,426,093	56,490,060

FIRST FOUNDATION INC. FOURTH QUARTER 2023 RESULTS

SELECTED CONSOLIDATED FINANCIAL DATA AND ASSET QUALITY

(unaudited)

	For the Quarter Ended			For the Year Ended
(in thousands, except share and per share amounts	December 31,	September 30,	December 31,	December 31,
and percentages)	2023	2023	2022	2023	2022
Selected Financial Data:
Return on average assets	0.08%	0.07%	0.55%	(1.51)%	0.96%
Return on average equity	1.1%	1.0%	6.2%	(19.6)%	10.0%
Return on average tangible equity (1)	1.2%	1.2%	8.8%	1.9%	13.0%
Efficiency ratio (2)	98.5%	99.7%	70.9%	93.4%	58.6%
Net interest margin	1.36%	1.66%	2.45%	1.59%	2.91%
Cost of deposits	3.41%	3.03%	1.47%	2.92%	0.65%
Loan to deposit ratio	95.2%	95.1%	103.5%	95.2%	103.5%
Noninterest income as a % of total revenues	24.7%	17.8%	8.8%	19.6%	13.1%
Loan originations	$338,829	$244,586	$848,664	$1,538,237	$5,846,541
Assets under management	$5,249,948	$5,022,889	$4,985,277	$5,249,948	$4,985,277
Tangible common equity to tangible assets ratio(1)	6.91%	7.00%	7.13%	6.91%	7.13%
Book value per share	$16.39	$16.29	$20.14	$16.39	$20.14
Tangible book value per share (1)	$16.30	$16.19	$16.20	$16.30	$16.20

Asset Quality:
Nonperforming assets
Nonaccrual loans	$11,832	$7,098	$10,331	$11,832	$10,331
Other real estate owned	8,381	6,210	6,210	8,381	6,210
Total nonperforming loans	$20,213	$13,308	$16,541	$20,213	$16,541

Loans 30 - 89 days past due	$28,928	$28,890	$18,561	$28,928	$18,561
Accruing loans 90 days or more past due	$1,730	$2,171	$2,195	$1,730	$2,195

Nonperforming assets to total assets	0.15%	0.10%	0.13%	0.15%	0.13%
Loans 30 - 89 days past due to total loans	0.28%	0.28%	0.17%	0.28%	0.17%
Allowance for credit losses to loans held for investment	0.29%	0.28%	0.31%	0.29%	0.31%
Allowance for credit losses to past due and nonaccrual loans	68.7%	76.5%	108.5%	68.7%	108.5%
Net charge-offs (recoveries) to average loans - annualized	0.02%	0.01%	0.01%	0.03%	—%

(1)	Return on average tangible equity, tangible common equity to tangible assets ratio, and tangible book value per share are non-GAAP financial measures. See disclosures regarding “Use of Non-GAAP Financial Measures” and reconciliations to the most comparable GAAP financial measures included as separate sections in this report.
(2)	Efficiency Ratio is a non-GAAP financial measure. See disclosures regarding “Use of Non-GAAP Financial Measures” and reconciliations to the most comparable GAAP financial measures included as separate sections in this report.

FIRST FOUNDATION INC. FOURTH QUARTER 2023 RESULTS

SEGMENT REPORTING

(unaudited)

	For the Quarter Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,
(in thousands)	2023	2023	2022	2023	2022
Banking:
Interest income	$146,598	$144,765	$126,017	$573,691	$403,878
Interest expense	102,362	90,960	49,596	364,310	78,766
Net interest income	44,236	53,805	76,421	209,381	325,112
Provision (reversal) for credit losses	229	(2,015)	1,173	(482)	532
Noninterest income	7,115	4,557	7,030	21,540	26,148
Noninterest expense
Goodwill impairment	—	—	—	215,252	—
Operating	50,182	57,987	52,915	210,514	188,619
Income (loss) before income taxes	940	2,390	29,363	(194,363)	162,109
Income tax (benefit) expense	(2,112)	(409)	5,882	560	42,698
Net income (loss)	$3,052	$2,799	$23,481	$(194,923)	$119,411

Wealth Management:
Noninterest income	$7,130	$7,522	$6,837	$29,358	$30,027
Noninterest expense	5,156	5,262	5,158	22,100	24,371
Income before income taxes	1,974	2,260	1,679	7,258	5,656
Income tax expense	520	659	492	2,072	1,660
Net income	$1,454	$1,601	$1,187	$5,186	$3,996

Other and Eliminations:
Interest income	$—	$—	$—	$—	$—
Interest expense	1,743	1,732	1,702	7,076	6,422
Net interest expense	(1,743)	(1,732)	(1,702)	(7,076)	(6,422)
Noninterest income	(369)	(381)	(6,644)	(1,547)	(7,941)
Noninterest expense	554	957	1,751	4,336	3,599
(Loss) income before income taxes	(2,666)	(3,070)	(10,097)	(12,959)	(17,962)
Income tax (benefit) expense	(708)	(850)	(2,783)	(3,632)	(5,067)
Net (loss) income	$(1,958)	$(2,220)	$(7,314)	$(9,327)	$(12,895)

FIRST FOUNDATION INC. FOURTH QUARTER 2023 RESULTS

LOAN AND DEPOSIT BALANCES

(unaudited)

	For the Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(in thousands)	2023	2023	2023	2023	2022
Loans:
Outstanding principal balance:
Loans secured by real estate:
Residential properties:
Multifamily	$5,227,885	$5,240,385	$5,267,048	$5,332,815	$5,341,596
Single Family	950,712	960,139	982,779	1,008,657	1,016,498
Subtotal	6,178,597	6,200,524	6,249,827	6,341,472	6,358,094
Commercial properties	987,596	1,043,930	1,070,518	1,155,624	1,203,292
Land and construction	137,298	141,216	159,091	166,166	158,565
Total real estate loans	7,303,491	7,385,670	7,479,436	7,663,262	7,719,951
Commercial and industrial loans	2,856,228	2,877,441	3,085,242	2,985,984	2,984,748
Consumer loans	1,328	3,545	3,591	3,862	4,481
Total loans	10,161,047	10,266,656	10,568,269	10,653,108	10,709,180
Premiums, discounts and deferred fees and expenses	16,755	16,697	16,932	16,695	17,013
Total	$10,177,802	$10,283,353	$10,585,201	$10,669,803	$10,726,193

Deposits:
Demand deposits:
Noninterest-bearing	$1,467,806	$2,412,670	$2,660,249	$2,263,412	$2,736,691
Interest-bearing	2,881,786	2,275,351	2,280,932	2,364,213	2,568,850
Money market and savings	3,195,670	3,150,696	3,096,365	2,997,666	3,178,230
Certificates of deposit	3,143,670	2,973,477	2,769,440	2,426,415	1,878,841
Total	$10,688,932	$10,812,194	$10,806,986	$10,051,706	$10,362,612

FIRST FOUNDATION INC. FOURTH QUARTER 2023 RESULTS

CONSOLIDATED LOAN FUNDING AND YIELDS

(unaudited)

	For the Quarter Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,
(in thousands, except percentages)	2023	2023	2022	2023	2022
Loan Funding Balances:
Loans secured by real estate:
Residential properties:
Multifamily	$13,185	$410	$293,660	$38,095	$2,396,767
Single family	3,808	4,616	57,343	31,613	305,316
Subtotal	16,993	5,026	351,003	69,708	2,702,083
Commercial properties:
Non-owner occupied CRE	-	175	38,796	3,494	185,045
Owner-occupied CRE	100	2	11,534	4,312	88,385
Subtotal	100	177	50,330	7,806	273,430
Land and construction	14,264	19,044	26,137	74,051	106,427
Total real estate loans	31,357	24,247	427,470	151,565	3,081,940
Commercial and industrial loans	307,367	219,968	420,971	1,385,981	2,762,730
Consumer loans	105	371	223	691	1,871
Total	$338,829	$244,586	$848,664	$1,538,237	$5,846,541

Loan Funding Yields:
Loans secured by real estate:
Residential properties:
Multifamily	6.98%	3.60%	4.70%	6.23%	3.89%
Single family	8.52%	8.33%	5.10%	6.97%	3.86%
Subtotal	7.33%	7.94%	4.77%	6.56%	3.89%
Commercial properties:
Non-owner occupied CRE	0.00%	9.24%	4.85%	6.85%	4.28%
Owner-occupied CRE	9.50%	4.00%	6.51%	7.98%	4.70%
Subtotal	9.50%	9.18%	5.23%	7.47%	4.42%
Land and construction	7.58%	8.25%	6.11%	7.40%	5.00%
Total real estate loans	7.45%	8.20%	4.90%	7.02%	3.98%
Commercial and industrial loans	8.58%	8.36%	6.54%	8.04%	4.44%
Consumer loans	6.02%	8.28%	5.32%	7.20%	4.51%
Total	8.47%	8.35%	5.72%	7.94%	4.19%

FIRST FOUNDATION INC. FOURTH QUARTER 2023 RESULTS

CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST, YIELD AND RATES

(unaudited)

	For the Quarter Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,
(in thousands, except percentages)	2023	2023	2022	2023	2022
Average Balances:
FHLB stock, fed funds, and deposits	$812,068	$866,707	$501,983	$981,593	$625,351
Securities AFS	838,598	501,625	253,921	459,279	413,220
Securities HTM	793,219	805,370	868,945	819,945	760,489
Loans	10,208,857	10,472,309	10,578,819	10,477,485	9,139,349
Total interest-earnings assets	12,652,742	12,646,011	12,203,668	12,738,302	10,938,409
Deposits: interest-bearing	8,557,531	8,412,525	6,535,439	8,189,175	5,969,054
Deposits: noninterest-bearing	2,002,891	2,676,340	3,357,771	2,440,561	3,474,657
Borrowings	1,122,858	587,205	1,370,298	1,153,068	590,934
Subordinated debt	173,387	173,372	173,325	173,364	164,004
Total interest-bearing liabilities	9,853,776	9,173,102	8,079,062	9,515,607	6,723,992

Average Yield / Rate:
FHLB stock, fed funds, and deposits	5.23%	4.49%	3.40%	4.59%	1.18%
Securities AFS	5.33%	4.84%	3.42%	4.80%	2.71%
Securities HTM	2.25%	2.25%	2.08%	2.18%	2.00%
Loans	4.70%	4.73%	4.34%	4.66%	4.05%
Total interest-earnings assets	4.62%	4.56%	4.12%	4.50%	3.69%
Deposits (interest-bearing only)	4.21%	4.00%	2.22%	3.79%	1.04%
Deposits (noninterest and interest-bearing)	3.41%	3.03%	1.47%	2.92%	0.65%
Borrowings	4.07%	4.16%	3.78%	4.67%	2.87%
Subordinated debt	3.93%	3.94%	3.84%	3.94%	3.88%
Total interest-bearing liabilities	4.19%	4.01%	2.52%	3.90%	1.27%

Net Interest Rate Spread	0.43%	0.55%	1.60%	0.60%	2.42%

Net Interest Margin	1.36%	1.66%	2.45%	1.59%	2.91%

FIRST FOUNDATION INC. FOURTH QUARTER 2023 RESULTS

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures of financial performance including, but not limited to, adjusted return on average assets, efficiency ratio, adjusted net income attributable to common shareholders, adjusted diluted earnings per common share, and tangible book value per share.  These supplemental non-GAAP financial measures may vary from, and may not be comparable to, similarly titled measures of other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors may benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these non-GAAP measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the information below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this report, or a reconciliation of the non-GAAP calculation of the financial measure.

FIRST FOUNDATION INC. FOURTH QUARTER 2023 RESULTS

NON-GAAP RETURN ON AVERAGE TANGIBLE COMMON EQUITY; ADJUSTED RETURN ON AVERAGE ASSETS; AND ADJUSTED NET INCOME ATTRIBUTABLE TO COMMON SHAREHOLDERS (unaudited)

Return on average tangible common equity was calculated by excluding average goodwill and intangibles assets from the average shareholders’ equity during the associated periods. Adjusted return on average assets represents adjusted net income attributable to common shareholders divided by average total assets.  Adjusted net income attributable to common shareholders includes various adjustments to net income, including an adjustment for non-cash goodwill impairment charges, and any associated tax effect of those adjustments during the associated periods.

The table below provides a reconciliation of the GAAP measure of return on average equity to the non-GAAP measure of return on average tangible common equity.  The table below also provides a reconciliation of the GAAP measure of net income (loss) to the non-GAAP measure of adjusted net income attributable to common shareholders.  The table below also provides a reconciliation of the GAAP measure of return on average assets to the non-GAAP measure of adjusted return on average assets:

	For the Quarter Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,
(in thousands, except percentages)	2023	2023	2022	2023	2022
Average shareholders' equity	$919,667	$917,222	$1,128,276	$1,017,884	$1,100,684
Less: Average goodwill and intangible assets	5,143	5,534	222,062	105,093	222,393
Average tangible common equity	$914,524	$911,688	$906,214	$912,791	$878,291

Average assets	$13,129,807	$12,938,776	$12,728,499	$13,149,454	$11,456,932

Net income (loss)	$2,548	$2,180	$17,354	$(199,064)	$110,512
Add: Goodwill impairment	—	—	—	215,252	—
Other Adjustments:
Plus: Amortization of intangible assets expense	389	393	454	1,636	1,914
Less: FDIC assessment credit	—	—	—	(724)	—
Plus: Valuation loss on equity investment	—	—	6,250	—	6,250
Less: Stock compensation expense reversal	—	—	—	(1,118)	—
Less: Incentive compensation reversal	—	—	(4,150)	—	(4,150)
Plus: Severance costs	—	—	—	748	—
Less: Merger related costs	—	—	—	—	(36)
Plus: Professional service costs	—	250	971	1,374	971
Total Other Adjustments	389	643	3,525	1,916	4,949
Less: Tax impact of other adjustments above	(109)	(180)	(987)	(536)	(1,400)
Total after-tax other adjustments to net income	280	463	2,538	1,380	3,549
Adjusted net income attributable to common shareholders(5)	$2,828	$2,643	$19,892	$17,568	$114,061

Tax rate utilized for calculating tax effect on adjustments to net income	28.0%	28.0%	28.0%	28.0%	28.0%

Return on average common equity(1)	1.1%	1.0%	6.2%	(19.6)%	10.0%
Return on average tangible common equity(2) (5)	1.2%	1.2%	8.8%	1.9%	13.0%

Return on average assets (3)	0.08%	0.07%	0.55%	(1.51)%	0.96%
Adjusted return on average assets (4) (5)	0.09%	0.08%	0.63%	0.13%	1.00%

(1)	Annualized net income divided by average shareholders’ equity.
(2)	Annualized adjusted net income attributable to common shareholders divided by average tangible common equity.
(3)	Annualized net income divided by average assets.
(4)	Annualized adjusted net income divided by average assets.
(5)	Non-GAAP measure.

FIRST FOUNDATION INC. FOURTH QUARTER 2023 RESULTS

NON-GAAP EFFICIENCY RATIO

(unaudited)

Efficiency ratio is a non-GAAP financial measurement determined by methods other than in accordance with U.S. GAAP.  This figure represents the ratio of adjusted noninterest expense to adjusted revenue.

The table below provides a calculation of the non-GAAP measure of efficiency ratio:

	For the Quarter Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,
(in thousands, except percentages)	2023	2023	2022	2023	2022
Total noninterest expense	$55,892	$64,206	$59,824	$452,202	$216,589
Less: Goodwill impairment	-	-	-	(215,252)	-
Less: Amortization of intangible assets expense	(389)	(393)	(454)	(1,636)	(1,914)
Add: FDIC assessment credit	-	-	-	724	-
Add: Merger related costs	-	-	-	-	36
Less: Professional service costs	-	(250)	(971)	(1,374)	(971)
Add: Stock compensation expense reversal	-	-	-	1,118	-
Less: Severance costs	-	-	-	(748)	-
Add: incentive compensation reversal	-	-	4,150	-	4,150
Adjusted Noninterest expense	$55,503	$63,563	$62,549	$235,034	$217,890

Net interest income	$42,493	$52,073	$74,719	$202,305	$318,690
Plus: Total noninterest income	13,876	11,698	7,223	49,351	48,234
Plus: Valuation loss on equity investment	-	-	6,250	-	6,250
Less: Net gain on sale-leaseback	-	-	-	-	(1,111)
Adjusted Revenue(1)	$56,369	$63,771	$88,192	$251,656	$372,063

Efficiency Ratio(1)	98.5%	99.7%	70.9%	93.4%	58.6%

(1) Non-GAAP measure

FIRST FOUNDATION INC. FOURTH QUARTER 2023 RESULTS

NON-GAAP TANGIBLE SHAREHOLDER’S EQUITY, TANGIBLE COMMON EQUITY RATIO, TANGIBLE BOOK VALUE PER SHARE, AND ADJUSTED EARNINGS PER SHARE (BASIC AND DILUTED)

(unaudited)

Tangible shareholders’ equity, tangible common equity to tangible assets ratio, tangible book value per share, and adjusted earnings per share (basic and diluted) are non-GAAP financial measurements determined by methods other than in accordance with U.S. GAAP.  Tangible shareholder’s equity is calculated by taking shareholder’s equity and subtracting goodwill and intangible assets.  Tangible common equity to tangible assets ratio is calculated by taking tangible shareholders’ equity and dividing by tangible assets which is total assets excluding the balance of goodwill and intangible assets. Tangible book value per share is calculated by dividing tangible shareholders’ equity by basic common shares outstanding, as compared to book value per share, which is calculated by dividing shareholders’ equity by basic common shares outstanding.  Adjusted earnings per share (basic and diluted) is calculated by dividing adjusted net income attributable to common shareholders by average common shares outstanding (basic and diluted). The reconciliation of GAAP net income to adjusted net income attributable to common shareholders is presented on page 17 in “Non-GAAP Return on Average Tangible Common Equity; Adjusted Return on Average Assets and Adjusted Net Income Attributable to Common Shareholders.”

The table below provides a reconciliation of the GAAP measure of shareholders’ equity to tangible shareholders’ equity.  The table below also provides a reconciliation of the GAAP measure of equity to asset ratio to the non-GAAP measure of tangible common equity to tangible assets ratio.  The table below also provides a reconciliation of GAAP measure of book value per share to the non-GAAP measure of tangible book value per share.  The table below also provides a reconciliation of the GAAP measure of net income per share (basic and diluted) to the non-GAAP measure of adjusted earnings per share (basic and diluted):

	For the Quarter Ended
	December 31,	September 30,	December 31,
(in thousands, except per share amounts)	2023	2023	2022
Shareholders' equity	$925,343	$919,207	$1,134,378
Less: Goodwill and intangible assets	4,948	5,337	221,835
Tangible Shareholders' Equity(1)	$920,395	$913,870	$912,543

Total assets	$13,327,248	$13,051,564	$13,014,179
Less: Goodwill and intangible assets	4,948	5,337	221,835
Tangible assets(1)	$13,322,300	$13,046,227	$12,792,344

Equity to Asset Ratio	6.94%	7.04%	8.72%
Tangible Common Equity to Tangible Assets Ratio(1)	6.91%	7.00%	7.13%

Book value per share	$16.39	$16.29	$20.14
Tangible book value per share(1)	16.30	16.19	16.20
Basic common shares outstanding	56,467,623	56,443,774	56,325,242

Adjusted net income attributable to common shareholders(1)	$2,828	$2,643	$19,892

Average basic common shares outstanding	56,452,327	56,443,539	56,366,499
Average diluted common shares outstanding	56,477,589	56,449,720	56,433,461
Net income per share (basic)	$ 0.05	$ 0.04	$ 0.31
Net income per share (diluted)	$ 0.05	$ 0.04	$ 0.31
Adjusted earnings per share (basic)(1)	$ 0.05	$ 0.05	$ 0.35
Adjusted earnings per share (diluted)(1)	$ 0.05	$ 0.05	$ 0.35

(1) Non-GAAP financial measure